As filed with the Securities and Exchange Commission on June 17, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Monarch Casino & Resort, Inc.
(Exact name of registrant as specified in its charter)
Nevada	88-0300760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3800 S. Virginia St., Reno, Nevada	89502
(Address of Principal Executive Offices)	(Zip Code)

2014 Equity Incentive Plan, as amended
(Full title of the plan)

Edwin S. Koenig Chief Accounting Officer Monarch Casino & Resort, Inc. 3800 S. Virginia St. Reno, Nevada 89502
(Name and address telephone number of agent for service)

(775) 335-4600
(Telephone number, including area code, of agent for service)

Copies to:
Michael J. Bonner Pete J. Georgis Greenberg Traurig, LLP 10845 Griffith Peak Drive, Suite 600 Las Vegas, Nevada 89135 (702) 792-3773

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller-reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ◻
Non-accelerated filer ◻	Smaller reporting company ◻
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, Monarch Casino & Resort, Inc. (the “Company”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register an additional 1,000,000 shares of the Company’s common stock, $0.01 par value (“Common Stock”), under the 2014 Equity Incentive Plan (as amended, the “2014 Plan”) pursuant to the stockholder approval obtained at the Company’s  Annual Meeting of Stockholders on May 21, 2024. This Registration Statement on Form S-8 hereby incorporates by reference the contents of the Company’s Registration Statements on Form S-8 filed with the Commission on November 12, 2014 (Registration No. 333-200102), August 14, 2017 (Registration No. 333-219964) and August 9, 2019 (Registration No. 333-233174).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Document by Reference.

The following documents have previously been filed by the Company with the Commission and are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 28, 2024.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed on May 7, 2024.

(c)	The Company’s Current Reports on Form 8-K filed on February 14, 2024, April 17, 2024 and May 28, 2024 (only those portions deemed filed and not furnished).

(d)	The description of the Company’s Common Stock set forth under the caption “Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” filed as Exhibit 4.02 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 28, 2024, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered under this Registration Statement have been sold or that deregisters all of such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such report or other document. Any statement contained herein or in any report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained herein or therein, or in any report or other document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.      Indemnification of Directors and Officers

Nevada law permits a Nevada corporation, such as the Company, to indemnify its directors and officers in certain circumstances. Specifically, Section 78.7502 of the Nevada Revised Statutes provides as follows:

(1)

A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

(2)

A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)

Any discretionary indemnification pursuant to this section, unless ordered by a court or advanced pursuant to subsection 2 of Nevada Revised Statutes 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. The determination must be made by: (a) the stockholders; (b) the board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (c) Independent legal counsel, in a written opinion, if: (1) A majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or (2) A quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.”

The articles of incorporation of the Company provide that the Company shall indemnify, to the fullest extent legally permissible under the laws of the State of Nevada, each person who is or was a director or officer of the Company, or is or was serving as the request of the Company as a director or officer of another enterprise, and that the foregoing right of indemnification shall not exclude any other right to which a director or officer may be entitled under any bylaw, agreement, vote of stockholders, provision of law or otherwise. The Company’s articles of incorporation also provide that no director or officer shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer except for circumstances involving acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or for unlawful distributions in violation of Section 78.300 of the Nevada Revised Statutes.

The bylaws of the Company provide that (i) the Company shall indemnify any person who is or was a director, officer (including the legal spouse of a director or officer), employee or agent of the Company; and (ii) the Company shall also indemnify any person who serves or served as a director, officer (including the legal spouse of such director or officer), employee or agent of any other enterprise at the request of the Company, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification of a legal spouse of a director or officer shall not extend to any claim for any actual or alleged wrongful act of the spouse, but shall apply only to actual or alleged wrongful acts of a director or officer. The Company’s bylaws also provide that expenses incurred in defending any civil or criminal action, suit or proceeding by any person who the Company is required to indemnify shall be paid as they are incurred upon receipt by the Company of an undertaking of such person to repay such expenses unless it should ultimately be determined that such person is entitled to be indemnified by the Company. The Company maintains director’s and officers’ liability insurance.

The foregoing is only a general summary of certain aspects of Nevada law, the Company’s articles of incorporation and bylaws, and the insurance dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Nevada law, the Company’s articles of incorporation and bylaws, and the insurance policies.

Item 8.      Exhibits

2
Exhibit Number	Description

4.1	2014 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on May 28, 2024).
5.1*	Opinion of Greenberg Traurig.
23.1*	Consent of Ernst & Young, LLP.
23.2*	Consent of Greenberg Traurig (included in Exhibit 5.1 of this Registration Statement).
24.1*	Power of Attorney (contained on the signature page hereto).
107*	Filing Fee Table

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Monarch Casino & Resort, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on June 17, 2024.

By:
Monarch Casino & Resort, Inc.

	By:	/s/ Edwin S. Koenig
Edwin S. Koenig Chief Accounting Officer

POWER OF ATTORNEY

Know All Persons by these Presents, that each person whose signature appears below constitutes and appoints each of John Farahi and Edwin S. Koenig as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ John Farahi	Co-Chairman of the Board of Directors, Chief Executive Officer (Principal Executive Officer), Secretary and Director	June 17, 2024
John Farahi
/s/ Bob Farahi	Co-Chairman of the Board of Directors, President and Director	June 17, 2024
Bob Farahi
/s/ Edwin S. Koenig	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	June 17, 2024
Edwin S. Koenig
/s/ Yvette E. Landau	Director	June 17, 2024
Yvette E. Landau
/s/ Craig F. Sullivan	Director	June 17, 2024
Craig F. Sullivan
/s/ Paul Andrews
Paul Andrews	Director	June 17, 2024